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                                                                      Exhibit 99

             VALUE CITY DEPARTMENT STORES, INC. TO KEEP SUBSIDIARIES

  - VALUE CITY DEPARTMENT STORES, INC. CONTINUES $100 MILLION CREDIT FACILITY -

Columbus, Ohio, February 4, 2002 - Value City Department Stores, Inc. (NYSE:
VCD) announced today that, Schottenstein Stores Corporation has terminated the letter of intent, dated August 23, 2001, regarding the proposed sale of Value City subsidiaries, Shonac Corporation, DSW Shoe Warehouse, Inc. and Filene's Basement, Inc. for $275 million. The parties agreed to continue the Schottenstein Stores' $100 million subordinated credit facility for Value City.

"Given our recent performance and our desire to keep the businesses intact, Value City has terminated all discussions and plans for the sale of its business units," said George Kolber, Value City's Vice Chairman and Chief Executive Officer. "We are pleased that our business units will remain together and we fully expect to be able to refinance our current bank facility and the Schottenstein Store facility in a manner sufficient to sustain current operations and finance planned growth."

Value City Department Stores, Inc. is a leading off-price retailer currently operating 118 full-line department stores in the Midwest, mid-Atlantic and southeastern U.S., 20 Filene's Basement Stores and 104 better-branded DSW Shoe Warehouse Stores in major metropolitan areas throughout the country.

Note: Certain of the Company's statements in this press release are not purely historical, and as such are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management's intentions, plans, beliefs, expectations or projections of the future, and include statements in this document regarding forecasts and expectations of the Company's ability to obtain sufficient financing to sustain current operations and finance planned growth (paragraph 2). Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company's business, and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended February 3, 2001. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

SOURCE: Value City Department Stores, Inc.
Contact: Jim McGrady, Chief Financial Officer - (614) 478-2300